Exhibit 3.44

CERTIFICATE OF FORMATION

OF

CIFC PARTHENON LOAN FUNDING GP LLC

This Certificate of Formation of CIFC Parthenon Loan Funding GP LLC, dated as of January 15, 2014, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq.).

FIRST.  The name of the limited liability company formed hereby is CIFC Parthenon Loan Funding GP LLC (the “Company”).

SECOND.  Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD.  Registered Agent.  The name and address of the registered agent of the Company is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington,  Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written

/s/ Robert Milton
Name:	Robert C. Milton III
Title:	Authorized Person